Exhibit 3.1

Article II, Section 1 of the Company’s bylaws is amended and restated in its entirety to read as follows:

Section 1.    ANNUAL MEETINGS.

(a)    Annual meetings of the stockholders shall be held on the 30th day of April, if not a legal holiday, or, if a legal holiday, then on the next business day following, or at such other date and time and at such place (within or outside the State of Delaware) as is designated from time to time by the Board of Directors and stated in the notice of the meeting. At each annual meeting the stockholders shall elect directors as provided in Section 1 of Article III and shall transact only such other business as is properly brought before the meeting in accordance with these bylaws.

(b)    Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in paragraphs (c) and (d) of this Section 1 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(c)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) of paragraph (b) of this Section 1, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper subject for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days prior to the first anniversary of the date of the Corporation’s definitive proxy statement with respect to the preceding year’s annual meeting (the “Proxy Date”); provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by the stockholder to be timely must be so delivered not later than the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(d)    Notwithstanding anything in the second sentence of paragraph (c) of this Section 1 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least eighty (80) days prior to the Proxy Date, a stockholder’s notice required by paragraph (c) of this Section 1 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(e)    Only persons who are nominated in accordance with the procedures set forth in this Section 1 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.

(f)    Except as otherwise provided by law, the Certificate of Incorporation or this Section 1, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1 and, if any proposed nomination or business is not in compliance with this Section 1, to declare that such defective proposal or nomination shall be disregarded.

(g)    For purposes of this Section 1, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(h)    Notwithstanding the foregoing provisions of this Section 1, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1. Nothing in this Section 1 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series or class of stock as set forth in the Certificate of Incorporation to elect directors under specified circumstances or to consent to specific actions taken by the Corporation.

Article II, Section 2 of the Company’s bylaws is amended and restated in its entirety to read as follows:

Section 2.    SPECIAL MEETINGS.    Unless otherwise prescribed by law, the Certificate of Incorporation or these Bylaws, special meetings of the stockholders for any purpose or purposes may only be called by the President or Secretary upon the written request of a majority of the total number of directors of the Corporation.